- --------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                    between

                          EL PASO NATURAL GAS COMPANY,

                          EL PASO ACQUISITION COMPANY

                                      and

                               EASTEX ENERGY INC.


                            Dated as of May 8, 1995

- --------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.   The Merger...........................................................    1
     1.1.  The Merger.....................................................    1
     1.2.  The Closing....................................................    1
     1.3.  Effective Time.................................................    2

2.   Certificate of Incorporation and By-laws of the Surviving Corporation    2

     2.1.  Certificate of Incorporation...................................    2
     2.2.  By-laws........................................................    2

3.   Directors and Officers of the Surviving Corporation..................    2
     3.1.  Directors......................................................    2
     3.2.  Officers.......................................................    2

4.   Conversion of Company Stock..........................................    2
     4.1.  Conversion of Company Stock....................................    2
     4.2.  Election Procedures............................................    5
     4.3.  Selection of Company Common Stock..............................    7
     4.4.  Parent To Make Cash and Certificates Available; Transfer Taxes.    8
     4.5.  Adjustment of Exchange Ratio...................................   10

5.   Representations and Warranties of the Company........................   10
     5.1.  Existence; Good Standing; Corporate Authority; Compliance With
            Law...........................................................   10
     5.2.  Authorization, Validity and Effect of Agreements...............   11
     5.3.  Capitalization.................................................   11
     5.4.  Subsidiaries...................................................   12
     5.5.  Other Interests................................................   12
     5.6.  No Violation...................................................   12
     5.7.  SEC Documents..................................................   13
     5.8.  Litigation.....................................................   13
     5.9.  Absence of Certain Changes.....................................   14
    5.10.  Taxes..........................................................   14
    5.11   Certain Employee Plans.........................................   14
    5.12.  Labor Matters..................................................   15
    5.13.  No Brokers.....................................................   15
    5.14.  Fairness Opinion...............................................   16
    5.15.  Environmental Matters..........................................   16
    5.16.  Related Party Transactions.....................................   18

6.  Representations and Warranties of Parent and Merger Sub...............   18
    6.1.  Existence; Good Standing; Corporate Authority; Compliance with
           Law............................................................   18
    6.2.  Authorization, Validity and Effect of Agreements................   18
    6.3.  No Violation....................................................   18

     6.4.  No Brokers.....................................................   19
     6.5.  Capitalization.................................................   19
     6.6.  SEC Documents..................................................   19
     6.7.  Litigation.....................................................   20
     6.8.  Absence of Certain Changes.....................................   20
     6.9.  Parent Common Stock............................................   20

7.   Covenants............................................................   20
     7.1.  Acquisition Proposals..........................................   20
     7.2.  Conduct of Businesses..........................................   21
     7.3.  Meeting of Stockholders........................................   24
     7.4.  Filings; Other Action..........................................   24
     7.5.  Inspection of Records; Access..................................   24
     7.6.  Publicity......................................................   25
     7.7.  Registration Statement.........................................   25
     7.8.  Listing Application............................................   26
     7.9.  Agreements by Affiliated Stockholders of the Company...........   26
    7.10.  Further Action.................................................   26
    7.11.  Expenses.......................................................   26
    7.12.  Indemnification and Insurance..................................   26
    7.13.  Certain Benefits...............................................   27
    7.14.  Reorganization.................................................   27
    7.15.  Purchase of Company Common Stock...............................   27
    7.16.  Headquarters of the Surviving Corporation; Operations..........   27
    7.17.  Merger of Subsidiaries of the Company..........................   27

8.   Conditions...........................................................   28
     8.1.  Conditions to Each Party's Obligation to Effect the Merge......   28
     8.2.  Conditions to Obligation of the Company to Effect the Merger...   28
     8.3.  Conditions to Obligation of Parent and Merger Sub to Effect the
            Merger........................................................   29

9.   Termination..........................................................   29
     9.1.  Termination by Mutual Consent..................................   29
     9.2.  Termination by Either Parent or the Company....................   30
     9.3.  Termination by the Company.....................................   30
     9.4.  Termination by Parent..........................................   30
     9.5.  Effect of Termination and Abandonment..........................   30
     9.6.  Extension; Waiver..............................................   31

10.  General Provisions...................................................   31
    10.1.  Survival of Representations and Warranties.....................   31
    10.2.  Notices........................................................   31
    10.3.  Assignment; Binding Effect; Benefit............................   32
    10.4.  Entire Agreement...............................................   32
    10.5.  Amendment......................................................   32
    10.6.  Governing Law..................................................   32

                                      ii

    10.7.  Counterparts...................................................   32
    10.8.  Headings.......................................................   33
    10.9.  Interpretation.................................................   33
    10.10. Waivers........................................................   33
    10.11. Severability...................................................   33
    10.12. Enforcement of Agreement.......................................   33

                                      iii

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 8, 1995, between El Paso Natural Gas Company, a Delaware corporation ("Parent"), El Paso Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Eastex Energy Inc., a Delaware corporation (the "Company").

                                    RECITALS

     A. The Boards of Directors of Parent, Merger Sub and the Company, and Parent as the sole stockholder of Merger Sub, each have approved the merger of the Company with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth herein.

     B. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

     C. The Company has received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

     D. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

1.   The Merger.

     1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), the Company shall be merged with and into Merger Sub in accordance with this Agreement and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

     1.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith, or at such other time, date or place as Parent and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3. Effective Time.  If all the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 2

2.   Certificate of Incorporation and By-laws of the Surviving Corporation.

    2.1. Certificate of Incorporation. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law, except that the name of Merger Sub shall be changed to Eastex Energy Inc.

    2.2. By-laws. The By-laws of Merger Sub in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                   ARTICLE 3

3.   Directors and Officers of the Surviving Corporation.

    3.1. Directors. The directors of the Surviving Corporation as of the Effective Time shall be the directors of Merger Sub immediately prior to the Effective Time and Robert G. Phillips.

    3.2. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

                                   ARTICLE 4

4.   Conversion of Company Stock.

     4.1. Conversion of Company Stock.

          (a) At the Effective Time, each share of the common stock, $1.00 par value, of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of common stock, $1.00 par value, of the Surviving Corporation.

          (b)(i) At the Effective Time, each share of the common stock, $.01 par value (the "Company Common Stock"), of the Company issued and outstanding immediately prior to the Effective Time which, under the terms of this Article 4, is to be converted into the right to receive common stock, $3.00 par value (the "Parent Common Stock"), of Parent, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (as the same may be adjusted as hereinafter provided) a number of shares of Parent Common Stock, rounded to four decimal places, determined by dividing $4.50 by the "Average Price" of a share of Parent Common Stock, but in any event not less than .1485 and not more than .1629 (the "Exchange Ratio"). The "Average Price" of a share of Parent Common Stock shall be the average, rounded to four decimal places, of the closing sales prices thereof on The New York Stock Exchange (the "NYSE") (as reported by The Wall Street Journal or, if not reported thereby, by another authoritative source) over the ten business days immediately preceding the Closing Date. Holders of shares of Company Common Stock converted into Parent Common Stock shall also have the right to receive, together with each share of Parent Common Stock issued in the Merger, one associated preferred stock purchase right (a "Right") in accordance with the Shareholder Rights Agreement dated as of July 7, 1992, between Parent and The First National Bank of Boston (the "Parent Rights Agreement"). References herein to the shares of Parent Common Stock issuable in the Merger shall be deemed to include the associated Rights.

               (ii) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time which, under the terms of this Article 4, is to be converted into the right to receive cash shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $4.50 in cash, without interest (the "Cash Amount").

               (iii) The consideration payable in respect of each share of Company Common Stock pursuant to Section 4.1(b)(i) or 4.1(b)(ii) hereof (including cash for fractional shares of Parent Common Stock in accordance with Section 4.4(e)) is hereinafter referred to as the "Merger Consideration."

          (c) As a result of the Merger and without any action on the part of the holder thereof, all shares of Company Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive, without interest, the Merger Consideration payable with respect thereto in accordance with Sections 4.1(b) and 4.4(e) upon the surrender of such Certificate.

          (d) Each share of Company Common Stock issued and held in the Company's treasury at the Effective Time or owned by Parent or any of its Subsidiaries (as defined in Section 10.9) shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

          (e) Immediately prior to the Effective Time, except as provided in
     Section 4.1(f) and (g), all options (individually, an "Option" and collectively, the "Options") then outstanding under the Company's 1987 Nonemployee Director Stock

     Option Plan, Second Amended and Restated 1987 Stock Option Plan, 1994 Executive Long-Term Stock Option Plan or any other incentive compensation or stock option plan of the Company (the "Option Plans"), whether or not then exercisable, shall be canceled and each holder of an Option will be entitled to receive from the Company, for each share of Company Common Stock subject to an Option, an amount in cash equal to the excess, if any, of the Cash Amount over the per share exercise price of such Option. The Company will use its reasonable best efforts to obtain any necessary consents from holders of Options to the cancellation and payment provided for in this Section 4.1(e). From and after the date of this Agreement, no additional options shall be granted by the Company or its Subsidiaries (as defined in Section 10.9 hereof) under the Option Plans or otherwise.

          (f) Notwithstanding anything to the contrary contained herein or otherwise, each of the Options listed on Schedule 4.1(f) shall not be canceled pursuant to Section 4.1(e) above, but shall instead remain outstanding at the Effective Time and, shall by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent and converted into an option to purchase Parent Common Stock (each a "Converted Option") as set forth below. Each Converted Option (i) shall be subject to the same terms and conditions that applied to the corresponding Option prior to conversion (including the terms and conditions relating to exercisability, but without regard to any acceleration of exercisability that may occur in connection with the Merger, so that the vesting and exercisability of all Converted Options will be determined as if the Merger had not occurred), (ii) shall be exercisable for that whole number of shares of Parent Common Stock (rounded downward to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time, multiplied by the Exchange Ratio, and (iii) shall have an exercise price per share of Parent Common Stock equal to the exercise price per share of Company Common Stock under the corresponding Option immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share of Parent Common Stock, as so determined, being rounded upward to the nearest full cent). The Company will use its reasonable best efforts to obtain any necessary consents from the holders of the Options listed on Schedule 4.1(f) to the conversion of such Options as set forth above.

          (g) Notwithstanding anything to the contrary contained herein or otherwise, each of the stock-related performance shares and performance units outstanding as of the Effective Time under (i) the Company's Incentive Compensation Plan, (ii) the Heath Petra Resources, Inc. Incentive Compensation Plan and (iii) the proposed amendment to certain employment agreements and related agreements set forth in the term sheet relating thereto described in item 3 of Exhibit B hereto (each a "Terminated Performance Unit") shall by virtue of the Merger and without any action on the part of the holder thereof, be assumed by Parent and converted into a performance share unit relating to Parent Common Stock (each a "Converted Performance Unit") as set forth below. Each Converted Performance Unit (i) shall be subject to terms and conditions which, as nearly as practicable, duplicate the terms and conditions that applied to the corresponding Terminated Performance Unit prior to conversion (including the terms and conditions relating to vesting and payment, but without regard to any acceleration of vesting or payment that may occur in connection with the Merger, so that the vesting and payment of all Converted Performance Units will be determined as if the Merger had not occurred) and
     (ii) shall be denominated in that whole number of performance share units of Company Common Stock subject to such Terminated Performance Unit immediately prior to the Effective Time, multiplied by the Exchange Ratio. The Company will use its reasonable best efforts to obtain any necessary consent from the holders of the Terminated Performance Units to the conversion of such Units as set forth above.

     4.2. Election Procedures. Each holder of Company Common Stock (other than holders of Company Common Stock to be cancelled as set forth in Section 4.1(d)) shall have the right to submit a request, in accordance with the following procedures, specifying the number of shares of his Company Common Stock which he desires to have converted into the right to receive Parent Common Stock in the Merger and the number of shares of his Company Common Stock which he desires to have converted into the right to receive the Cash Amount in the Merger in accordance with the following procedure.

          (a) Each holder of Company Common Stock may specify in a request made in accordance with the provisions of this Section (herein called an "Election"):

               (i) the number of shares of Company Common Stock owned by such holder which such holder shall desire to have converted into the right to receive the Cash Amount in the Merger (a "Cash Election"); and

               (ii) the number of shares of Company Common Stock owned by such holder which such holder shall desire to have converted into the right to receive Parent Common Stock in the Merger (a "Stock Election").

     Any Cash Election may be conditioned on all of the shares of Company Common Stock covered thereby being converted into the right to receive the Cash Amount (a "Conditional Cash Election"). If the proration provisions of
     Section 4.3(d) are applicable to the Merger (or would be applicable but for this sentence), all shares of Company Common Stock covered by a Conditional Cash Election shall be converted into the right to receive Parent Common Stock in the Merger.

          (b) Parent shall authorize a person (which shall be Parent's transfer agent or another person reasonably satisfactory to the Company) to receive Elections and to act as Exchange Agent hereunder (the "Exchange Agent").

          (c) Parent shall prepare a form (the "Form of Election") pursuant to which each holder of Company Common Stock at the close of business on the day on which the Effective Time occurs may make an Election, which Form of Election shall be mailed to holders of Company Common Stock at such time as to permit holders of Company Common Stock to exercise their right to make an Election. As used herein, "Election Date" means the date announced by Parent, in a news release delivered to the Dow Jones News Service, as the last day on which Forms of Election will be accepted; provided, that such day shall be a business day no earlier than five business days prior to the Effective

     Time and no later than the date on which the Effective Time occurs and shall be at least five business days following the date of such news release.

          (d) Any Election shall have been properly made only if the Exchange Agent at its office designated in the Form of Election shall have received, by 5:00 p.m. local time in the city in which such Exchange Agent is located, on the Election Date, a Form of Election properly completed and signed (with the signature or signatures thereon guaranteed if required by the Form of Election), accompanied either by the Certificate or Certificates representing all of the shares of Company Common Stock owned by such holder, duly endorsed or otherwise acceptable for transfer, or by an appropriate guaranty of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States. Failure to deliver shares covered by such a guaranty of delivery within the time set forth on such guaranty shall be deemed to invalidate any otherwise properly made Election.

          (e) Any holder of Company Common Stock may at any time prior to the Election Date change his Election by written notice received by the Exchange Agent at or prior to the Election Date accompanied by a properly completed, revised Form of Election (with such other documents as are required as contemplated by subsection (d) above).

          (f) Any holder of Company Common Stock may at any time prior to the Election Date revoke his Election by written notice received by the Exchange Agent at or prior to the Election Date or by withdrawal prior to the Election Date of his Certificates for Company Common Stock or of the guaranty of delivery of such Certificates, previously deposited with the Exchange Agent.

          (g) As used in this Agreement, "holders" of Company Common Stock shall mean record holders of Company Common Stock. Record holders who are nominees only may submit a separate Form of Election for each beneficial owner for whom any such record holder is a nominee; provided, however, that at the request of Parent, such record holder shall certify to the satisfaction of Parent that such record holder holds such shares as nominee for the beneficial owner thereof. For purposes of this Agreement, each beneficial owner for which a Form of Election is submitted will be treated as a separate holder of shares.

          (h) Parent shall have the right to make rules not inconsistent with the terms of this Agreement governing the validity of the Forms of Election, the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 4.3, the issuance and delivery of certificates for Parent Common Stock into which Company Common Stock is converted in the Merger and the payment for shares of Company Common Stock converted into the right to receive the Cash Amount in the Merger. All such rules and determinations thereunder shall be final and binding on all holders of Company Common Stock.

          (i) If this Agreement is terminated, Parent will cause the Exchange Agent to return to the holders of Company Common Stock any Certificates delivered by such holders to the Exchange Agent.

     4.3. Selection of Company Common Stock. The manner in which each share of Company Common Stock (other than shares of Company Common Stock to be cancelled as set forth in Section 4.1(d)) shall be converted at the Effective Time into either the Cash Amount or Parent Common Stock shall be as set forth below in this Section 4.3.

          (a) The portion of the aggregate consideration paid or deemed paid pursuant to the Merger (the "Aggregate Merger Consideration") which shall be paid other than in the form of Parent Common Stock (which shall be deemed to include, without limitation, cash paid upon the acquisition by Parent or any of its Subsidiaries of Company Common Stock or warrants to purchase Company Common Stock, whether pursuant to the Merger, the Stockholder Agreement, Section 7.15 or otherwise, cash paid in lieu of fractional shares and cash paid upon the cancellation of Options) (the "Cash Consideration") shall not exceed 49% of the Aggregate Merger Consideration (the "Maximum Cash Consideration"). For the purpose of determining the Maximum Cash Consideration, a share of Parent Common Stock shall be valued at the lowest of (x) the closing trading price of a share of Parent Common Stock on the NYSE Composite Tape on the date of the Effective Time, (y) the median, rounded to four decimal places, of the high and low trading price of a share of Parent Common Stock on the NYSE Composite Tape on the date of the Effective Time and (z) the Average Price.

          (b) The maximum number of shares of Company Common Stock to be converted into the right to receive cash pursuant to the Merger shall be determined by (x) subtracting from the Maximum Cash Consideration all consideration paid or deemed paid pursuant to the Merger other than in the form of Parent Common Stock (other than payments of the Cash Amount for shares of Company Common Stock covered by Cash Elections) and (y) dividing the result by the Cash Amount (the "Cash Conversion Number").

          (c) If Cash Elections are received for a number of shares of Company Common Stock which is equal to or less than the Cash Conversion Number, each share of Company Common Stock covered by a Cash Election shall be converted into the right to receive the Cash Amount in the Merger.

          (d) If Cash Elections are received for a number of shares of Company Common Stock which is more than the Cash Conversion Number, (i) all shares of Company Common Stock covered by a Conditional Cash Election shall be converted into the right to receive Parent Common Stock in the Merger and
     (ii) if, after subtracting all shares of Company Common Stock covered by Conditional Cash Elections, (x) the number of shares of Company Common Stock covered by Cash Elections is equal to or less than the Cash Conversion Number, the provisions of paragraph (c) above shall apply, or
     (y) the number of shares of Company Common Stock covered by Cash Elections is more than the Cash Conversion Number, the shares of Company Common Stock for which Cash Elections have been received (excluding shares covered by Conditional Cash Elections) shall be converted into the right to receive the Cash Amount and Parent Common Stock in the following manner:

               (i) A cash proration factor (the "Cash Proration Factor") shall be determined by dividing the Cash Conversion Number by the total number of shares of Company Common Stock with respect to which effective Cash Elections were made.

               (ii) The number of shares of Company Common Stock covered by each Cash Election to be converted into the right to receive the Cash Amount shall be determined by multiplying the Cash Proration Factor by the total number of Shares of Company Common Stock covered by such Cash Election, rounded to the next lowest integer.

               (iii) Each share of Company Common Stock covered by a Cash Election and not converted into the right to receive the Cash Amount as set forth above shall be converted into the right to receive Parent Common Stock in the Merger.

          (e) Each share of Company Common Stock for which Stock Elections have been made shall be converted into the right to receive Parent Common Stock in the Merger.

          (f) For the purposes of this Section 4.3, outstanding shares of Company Common Stock (other than shares of Company Common Stock to be cancelled as set forth in Section 4.1(d)) as to which an Election is not in effect and effective on the Election Date shall be called "Non-Electing Shares." If Parent shall determine for any reason that any Election was not properly made with respect to shares of Company Common Stock, such Election shall be deemed to be not in effect and shares of Company Common Stock covered by such Election shall, for the purpose hereof, be deemed to be Non-Electing Shares. Each Non-Electing Share shall be converted into the right to receive Parent Common Stock in the Merger.

     4.4. Parent To Make Cash and Certificates Available; Transfer Taxes.

          (a) Parent shall make available to the Exchange Agent promptly after the Election Date (the "Allocation Date"), an amount in cash equal to the cash to be paid in exchange for shares of Company Common Stock in the Merger, including amounts to be paid in lieu of fractional shares, and sufficient shares of Parent Common Stock to permit the Exchange Agent to make the distributions of cash and Parent Common Stock provided for hereunder (such cash and Parent Common Stock, collectively, the "Exchange Fund"). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to such shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

          (b) As soon as practicable after the Allocation Date, the Exchange Agent shall distribute to holders of shares of Company Common Stock whose shares are to be converted into the right to receive the Cash Amount in accordance with Section 4.1(b)(ii), upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more Certificates for such shares of Company Common Stock for cancellation, a bank check for an amount equal to the Cash Amount for each share of Company Common Stock so converted. In no event shall the holder of any such surrendered Certificates be entitled to receive interest on any of the funds to be received in the Merger. If such check is to be sent to a person other than the person in whose name the certificates for shares of Company Common Stock surrendered for exchange are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such check to a person other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

          (c) As soon as practicable after the Allocation Date, each holder of shares of Company Common Stock converted into the right to receive shares of Parent Common Stock pursuant to Section 4.1(b)(i) upon surrender to the Exchange Agent (to the extent not previously surrendered with a Form of Election) of one or more Certificates for such shares of Company Common Stock for cancellation, will be entitled to receive certificates representing the number of shares of Parent Common Stock to be issued in respect of the aggregate number of such shares of Company Common Stock previously represented by the Certificates surrendered based upon the Exchange Ratio.

          (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates for shares of Parent Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4. Certificates surrendered for exchange for shares of Parent Common Stock by any person constituting an "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Parent has received a written agreement from such person as provided in Section 7.9.

          (e) No fractional shares of Parent Common Stock shall be issued in the Merger. In lieu of the issuance of any fractional share of Parent Common Stock pursuant to Section 4.1(b)(i), cash adjustments will be paid to holders in respect of any fractional share of Parent Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Average Price of a share of Parent Common Stock.

          (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any certificates representing shares of Parent Common Stock) that remains unclaimed by the former stockholders of the Company one (1) year after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation for payment of the Cash Amount or the shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock, as the case may be, deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

          (g) None of Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Cash Amount or the shares of Parent Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock, as the case may be, deliverable in respect thereof pursuant to this Agreement.

     4.5. Adjustment of Exchange Ratio. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, Parent or the Company changes the number of shares of Parent Common Stock or Company Common Stock, respectively, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the Exchange Ratio shall be appropriately adjusted.

                                   ARTICLE 5

5.   Representations and Warranties of the Company.

     Except as set forth in the disclosure letter delivered by or on behalf of the Company to Parent and Merger Sub at or prior to the execution hereof (the Company Disclosure Letter"), the Company represents and warrants to Parent and Merger Sub as follows:

     5.1. Existence; Good Standing; Corporate Authority; Compliance With Law. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not be material to the Company and its Subsidiaries taken as a whole. The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Company's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, except where such violation, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action, individually or in the aggregate, is or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is an "electric utility company" or "gas utility company" within the meaning of the Public Utility Holding Company Act of 1935, as amended. The copies of the Company's Restated Certificate of Incorporation and By-laws previously delivered to Parent are true and correct.

     5.2. Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding shares of Company Common Stock, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action. The Board of Directors has approved each of this Agreement, the Merger and the Stockholder Agreement, dated the date hereof (the "Stockholder Agreement"), between Parent, Merger
Sub and certain stockholders of the Company for the purposes of Section 203 of the DGCL. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     5.3. Capitalization. The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock, and 1,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"). As of May 8, 1995, there were 6,313,950 shares of Company Common Stock issued and outstanding and no shares of Company Preferred Stock issued and outstanding. Since such date, no additional shares of capital stock of the Company have been issued, except pursuant to the Option Plans set forth on Schedule 5.3 of the Company Disclosure Letter. Except for the warrants (the "Warrants") issued pursuant to the warrant agreements listed in the Company Disclosure Letter, the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. All such issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than as contemplated by this Agreement or the Option Plans set forth on Schedule 5.3 of the Company Disclosure Letter and except for the Warrants, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries or any securities exercisable for, exchangeable for or convertible into such capital stock. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock of the Company or the Surviving Corporation pursuant to any Company Benefit Plan (as defined in Section 5.11).

     5.4. Subsidiaries. The Company owns directly or indirectly each of the outstanding shares of capital stock of each of its Subsidiaries. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material to the Company and its Subsidiaries taken as a whole. The following information for each Subsidiary of the Company has been previously provided to Parent, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or equity capital; and (iii) the number of issued and outstanding shares of capital stock or equity capital.

     5.5. Other Interests. Except for interests in its Subsidiaries, neither the Company nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

     5.6. No Violation. Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the Restated Certificate of Incorporation or By-laws of the Company; (ii) except as disclosed in the Company Reports (as defined in Section 5.7), result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of the Option Plans, or any grant or award made under any of the foregoing; (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the triggering of any payments or obligations under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole; or (iv) other than the filings provided for in
Article 1, certain federal, state and local regulatory filings, filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws or filings in connection with the maintenance of qualification to do business in other jurisdictions (collectively, the "Regulatory Filings"), require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would be material to the Company and its Subsidiaries taken as a whole. The Company has waived any and all rights of the Company which may arise under the Buy-Sell Agreement, dated April 8, 1991, by and among the Company and Robert
G. Phillips by virtue of the transactions contemplated by this Agreement or the Stockholder Agreement.

     5.7. SEC Documents. The Company has delivered to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 1992, each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, the "Company Reports"). As of their respective dates, the Company Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the respective rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiaries at December 31, 1994, including all notes thereto, or as set forth in the Company Reports, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities arising in the ordinary course of business since such date.

     5.8. Litigation. Except as disclosed in the Company Reports filed with the SEC prior to the date of this Agreement, there are no actions, suits or proceedings pending against the Company or any of its Subsidiaries or, to the actual knowledge of the executive officers of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that, individually or in the aggregate, are or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

     5.9. Absence of Certain Changes. Except as disclosed in the Company Reports filed with the SEC prior to the date of this Agreement, since December 31, 1994, the Company has conducted its business only in the ordinary course of such business consistent with past practice and there has not been (i) any event or events which, individually or in the aggregate, have or would reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, assets, liabilities or prospects of the Company and its Subsidiaries taken as a whole, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption or repurchase of any shares of its capital stock, (iii) any material change in its accounting principles, practices or methods, (iv) any increase in the salaries or other compensation payable to any officer, director or employee of the Company or any of its Subsidiaries (except for normal increases in the ordinary course of business consistent with past practice) or any increase in, or addition to, other benefits to which any officer, director or employee may be entitled (except as required by the terms of plans as in effect on the date of this Agreement or as required by law), (v) any incurrence of indebtedness for borrowed money (except in the ordinary course of business consistent with past practice), (vi) any material adverse change or threat of a material adverse change in the Company's or any of its Subsidiaries' relations with, or any loss or threat of loss of, any of the Company's important suppliers or customers,
(vii) any termination, cancellation or waiver of any contract or other right material to the operation of the business of the Company and its Subsidiaries taken as a whole or (viii) any material damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties, business or prospects of the Company and its Subsidiaries taken as a whole, or any deterioration in the operating condition of the assets of the Company and its Subsidiaries which would be material to the Company and its Subsidiaries taken as a whole.

     5.10. Taxes. The Company and each of its Subsidiaries (i) have timely filed all material federal, state and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request shall have been granted and not expired and all such returns are complete in all material respects, (ii) have paid or accrued all taxes that may be due and payable with respect to such returns, (iii) have properly accrued in all material respects all such taxes for such periods subsequent to the periods covered by such returns, and (iv) have "open" years for federal income tax returns only as set forth in the Company Reports.

     5.11    Certain Employee Plans.

          (a) Each employee benefit or compensation plan or arrangement, including each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained by the Company or any of its Subsidiaries (the "Company Benefit Plans") complies, and has been administered, in all material respects in accordance with all applicable requirements of law, and no "reportable event" or "prohibited transaction" (as such terms are defined in ERISA) or termination has occurred with respect to any Company Benefit Plan under circumstances which present a risk of liability by the Company or any of its Subsidiaries to any governmental entity or other person, including a Company Benefit Plan, which liability would be material to the Company and its Subsidiaries taken as a whole. The Company

     Benefit Plans are listed on Schedule 5.11(a) and copies or descriptions of all material Company Benefit Plans have previously been provided to Parent.

          (b) Each Company Benefit Plan intended to qualify under Section 401(a) of the Code is so qualified and a determination letter has been issued by the Internal Revenue Service ("IRS") with respect to the qualification of each Company Benefit Plan and no circumstances exist which would adversely
     affect such qualification.   Each Company Benefit Plan which is subject to
     Part 3 of Subtitle B of Title I of ERISA or Section 412 of the Code has been maintained in compliance with the minimum funding standards of ERISA and the Code and no such Company Benefit Plan has incurred any "accumulated funding deficiency" (as defined in Section 412 of the Code and Section 302 of ERISA), whether or not waived. Neither the Company nor any of its Subsidiaries has sought or received a waiver of its minimum funding requirements with respect to any Company Benefit Plan. Neither Company nor any of its Subsidiaries has incurred, nor reasonably expects to incur, any liability in respect of any Company Benefit Plan under Title IV of ERISA (other than with respect to the payment of premiums), which liability would be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has incurred any material withdrawal liability under any "multiemployer plan" within the meaning of
     Section 3(37) of ERISA which has not been satisfied in full nor do any of them reasonably expect to incur such liability.

          (c) Except as required by applicable law or as set forth on Schedule 5.11(c), neither the Company nor any of its Subsidiaries provides any health, welfare or life insurance benefits to any of their former or retired employees.

          (d) Except as disclosed on Schedule 5.11(d), no payment or benefit which will or may be made by the Company or any of its Subsidiaries will be characterized as an "excess parachute payment" within the meaning of
     Section 280G(b)(1) of the Code.

     5.12. Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the actual knowledge of the executive officers of the Company, threatened against the Company or its Subsidiaries relating to their business, except for any such proceeding which, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. To the actual knowledge of the executive officers of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

     5.13. No Brokers. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Rauscher Pierce Refsnes, Inc., the arrangements with which have been disclosed in writing to Parent prior to the date hereof. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     5.14. Fairness Opinion. The Company has received the opinion of Rauscher Pierce Refsnes, Inc., to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of Company Common Stock.

     5.15.  Environmental Matters.

          (a) For the purposes of this Agreement:

               "Environmental Matters" means any matter arising out of, relating to or resulting from pollution, protection of the environment and human health or safety, health or safety of employees, sanitation, and any matters relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise arising out of, resulting from or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

               "Environmental Costs" means, without limitation, any actual or potential cleanup costs, remediation, removal, or other response costs, investigation costs, losses, liabilities or obligations, payments, damages, civil or criminal fines or penalties, judgments, and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

               "Environmental Laws" means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
          (S)(S) 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. (S)(S) 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S) 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. (S)(S) 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. (S)(S) 136 et seq., the Clean Air Act, 42 U.S.C. (S)(S) 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C.
          (S)(S) 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. (S)(S) 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. (S)(S) 641 et seq., the Hazardous Materials Transportation Act, 49 U.S.C.
          (S)(S) 1801 et seq., as any of the above statutes have been or may be amended from time to time, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy with respect to Environmental Matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

               "Hazardous Materials" means any pollutants, contaminants, or hazardous or toxic substances, materials, wastes, constituents or chemicals that are regulated by, or form the basis for liability under, any Environmental Laws.

          (b) (i) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws.

               (ii) The Company and each of its Subsidiaries has obtained, and is in compliance in all material respects with, all permits, licenses, authorizations, registrations and other governmental consents ("Environmental Permits") required to be obtained by it by applicable Environmental Laws for the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to its business.

               (iii) All such Environmental Permits are in all material respects in full force and effect, and the Company and each of its Subsidiaries has made all appropriate filings for issuance or renewal of such Environmental Permits.

               (iv) There are no Hazardous Materials in amounts required to be remediated under applicable Environmental Laws at, on, under or within any real property owned, leased or occupied by the Company or any of its Subsidiaries.

               (v) There are no material claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or threatened that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits.

               (vi) Neither the Company nor any of its Subsidiaries has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Materials to any place or location, in violation of any Environmental Laws.

               (vii) There are no underground storage tanks or surface impoundments at, on, under or within any of real property owned, leased or occupied by the Company or any of its Subsidiaries, or any portion thereof.

               (viii) None of the Company or its Subsidiaries has received any notice asserting that it may be a potentially responsible party at any waste disposal site or other location used for the disposal of any Hazardous Materials.

     5.16. Related Party Transactions. There are no contracts, arrangements or transactions in effect between the Company or any of its Subsidiaries, on the one hand, and any officer, director or 5% stockholder of the Company, or any affiliate or immediate family member of any of the foregoing persons, on the other hand, except as set forth in the Company Disclosure Letter.

                                   ARTICLE 6

6.   Representations and Warranties of Parent and Merger Sub.

     Except as set forth in the disclosure letter delivered by or on behalf of Parent or Merger Sub to the Company at or prior to the execution hereof (the "Parent Disclosure Letter"), Parent and Merger Sub represent and warrant to the Company as follows:

     6.1. Existence; Good Standing; Corporate Authority; Compliance with Law. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not be material to Parent and its Subsidiaries taken as a whole. Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Neither Parent nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Parent or any of its Subsidiaries or any of their respective properties or assets is subject, except where such violation, individually or in the aggregate, is not and would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole. Parent and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action, individually or in the aggregate, is or would reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.

     6.2. Authorization, Validity and Effect of Agreements. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Parent and Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Parent and Merger Sub, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     6.3. No Violation. Neither the execution and delivery by Parent and Merger Sub of this Agreement, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or By-laws of Parent or Merger Sub;

(ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties of Parent or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole; or (iii) other than the Regulatory Filings, require any material consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, the failure to obtain or make which would be material to Parent and its Subsidiaries taken as a whole.

     6.4. No Brokers. Neither Parent nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Rodman & Renshaw, Inc. Other than the foregoing arrangements, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

     6.5. Capitalization. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, $.01 par value (the "Parent Preferred Stock"). As of April 30, 1995, there were 35,004,939 shares of Parent Common Stock issued and outstanding (not including 430,000 shares of Parent Common Stock deposited in Parent's Benefits Protection Trust) and no shares of Parent Preferred Stock issued and outstanding. Other than as contemplated by this Agreement or as set forth in the Parent Reports (as defined in Section 6.6) or on Schedule 6.5 of the Parent Disclosure Letter, as of the date of this Agreement, there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Parent or any of its Subsidiaries to issue any shares of capital stock of Parent or any securities exercisable for, exchangeable for or convertible into such capital stock.

     6.6. SEC Documents. Parent has delivered to the Company each registration statement, report, proxy statement or information statement prepared by it since December 31, 1992, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Parent Reports"). As of their respective dates, the Parent Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the respective rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents the consolidated financial position of Parent and the Parent Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Parent and the Parent Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. As of the date of this Agreement, except as and to the extent set forth on the consolidated balance sheet of Parent and its Subsidiaries at December 31, 1994, including all notes thereto, or as set forth in the Parent Reports, neither Parent nor any of its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities arising in the ordinary course of business since such date.

     6.7. Litigation. Except as disclosed in the Parent Reports filed with the SEC prior to the date of this Agreement, there are no actions, suits or proceedings pending against Parent or any of its Subsidiaries or, to the actual knowledge of the executive officers of Parent, threatened against Parent or any of its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that, individually or in the aggregate, are or would reasonably be expected to be material to Parent and its Subsidiaries taken as a whole.

     6.8. Absence of Certain Changes. Since December 31, 1994, there has not been any event or events which, individually or in the aggregate, have a material adverse effect on the business, financial condition, results of operations, assets or liabilities of Parent and its Subsidiaries taken as a whole (other than changes resulting from general economic, industry or market conditions or business combinations proposed, announced or consummated after the date of this Agreement).

     6.9. Parent Common Stock. The issuance and delivery by Parent of shares of Parent Common Stock in connection with the Merger and this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent. The shares of Parent Common Stock to be issued in connection with the Merger and this Agreement, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable.

                                   ARTICLE 7

7.   Covenants.

     7.1. Acquisition Proposals. Prior to the Effective Time, the Company agrees (a) that neither the Company nor any of its Subsidiaries shall, and the Company shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 7.1; and (c) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it; provided, however, that nothing contained in this Section 7.1 shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide written proposal to acquire the Company pursuant to a merger, consolidation, share exchange, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors of the Company determines in good faith, based as to legal matters on the written opinion of outside legal counsel, that such action is required for the Board of Directors to comply with its fiduciary duties to stockholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and provides Parent with a copy of any such written proposal, and (C) the Company keeps Parent informed of the status and the terms of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Nothing in this Section 7.1 shall (x) permit the Company to terminate this Agreement, (y) permit the Company to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement or any other agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal, or (z) affect any other obligation of any party under this Agreement.

     7.2. Conduct of Businesses. Prior to the Effective Time, except as specifically set forth in the Company Disclosure Letter or as contemplated by any other provision of this Agreement, unless Parent has consented in writing thereto, the Company:

          (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (b) shall use its reasonable efforts, and shall cause each of its respective Subsidiaries to use its reasonable efforts, to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it;

          (c) shall confer on a regular basis with one or more representatives of Parent to report operational matters of materiality and any proposals to engage in material transactions;

          (d) shall not amend its organizational documents;

          (e) shall promptly notify Parent of (i) any material emergency or other material change in the condition (financial or otherwise) of the Company's or any Subsidiary's business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, (ii) any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or (iii) the breach in any material respect of any representation or warranty or covenant contained herein;

          (f) shall promptly deliver to Parent true and correct copies of any report, statement or schedule filed by the Company with the SEC subsequent to the date of this Agreement;

          (g) shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date of this Agreement and disclosed in the Company Disclosure Letter, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date of this Agreement, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock from the Company, (iii) increase any compensation or enter into or amend any employment, severance, termination or similar agreement with any of its present or future officers or directors, except for normal increases in compensation to employees consistent with past practice and the payment of cash bonuses to employees pursuant to and consistent with existing plans or programs, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans or as may be required by applicable law;

          (h) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock; (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action or (iii) split, combine or reclassify any of its capital stock;

          (i) shall not, and shall not permit any of its Subsidiaries to sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business;

          (j) shall not (i) incur or assume any long-term or short-term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business; (ii) except for obligations of wholly owned Subsidiaries of the Company, assume, guaranty, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practices in an amount not material to the Company and its Subsidiaries, taken as a whole;
     (iii) other than wholly owned

     Subsidiaries of the Company, make any loans, advances or capital contributions to, or investments in, any other person; (iv) modify in any manner adverse to the Company or any of its Subsidiaries any outstanding indebtedness or obligation of the Company or any of its Subsidiaries; (v) pledge or otherwise encumber shares of capital stock of the Company or its Subsidiaries; or (vi) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to create any material mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset;

          (k) shall not acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its Subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practices which would be material to the Company and its Subsidiaries taken as a whole;

          (l) shall not change any of the accounting principles or practices used by the Company;

          (m) shall not (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to the Company and its Subsidiaries taken as a whole; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $50,000 or, in the aggregate, are in excess of $150,000; provided, that none of the foregoing shall limit any capital expenditure within the aggregate amount previously authorized by the Company's Board of Directors for capital expenditures, written evidence of which has been previously provided to Parent; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action which would be prohibited hereunder;

          (n) shall not make any tax election or settle or compromise any income tax liability material to the Company and its Subsidiaries taken as a whole;

          (o) shall not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected, reserved against or disclosed in the consolidated financial statements (or the notes thereto) of the Company and its Subsidiaries or incurred in the ordinary course of business consistent with past practice;

          (p) shall not settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby; or

          (q) shall not take, or agree in writing or otherwise to take, any of the actions described in Section 7.2(a) through 7.2(p) or any action that would make any of the representations and warranties of the Company contained in this Agreement untrue or incorrect as of the date when made.

     7.3. Meeting of Stockholders. The Company will take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and By-laws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of the Company shall recommend such approval and the Company shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 7.7); provided, however, that such recommendation or solicitation is subject to any action taken by, or upon authority of, the Board of Directors of the Company in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law.

     7.4. Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Parent shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) promptly determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to promptly consummate and make effective the transactions contemplated by this Agreement. Each of Parent and the Company will use all reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Merger under the HSR Act or other antitrust laws. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and the Company shall take all such necessary action.

     7.5. Inspection of Records; Access. From the date of this Agreement to the Effective Time, the Company shall allow all designated officers, attorneys, accountants and other representatives of Parent ("Parent's Representatives") access at all reasonable times to all employees, plants, offices, warehouses, transmission facilities and other facilities and to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the Company and its Subsidiaries; provided, however, that Parent's Representatives shall use their reasonable best efforts to avoid unreasonably interfering with, hindering or otherwise disrupting the employees of the Company in the execution of their employment duties during any visit to, or inspection of, the Company's facilities. From the date of this Agreement to the Effective Time, but not more frequently than once in any 30-day period, Parent shall allow all designated officers, attorneys, accountants, and other representatives of the Company access during regular business hours upon reasonable notice to Parent's officers and, to the extent relevant thereto, to the records and files of Parent and its Subsidiaries, for the purpose of confirming the accuracy of the representations and warranties of Parent and Merger Sub set forth in this Agreement.

     7.6. Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and Parent shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.

     7.7. Registration Statement. Parent and the Company shall cooperate and promptly prepare and Parent shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Parent Common Stock issuable in connection with the transactions contemplated by this Agreement, a portion of which Registration Statement shall also serve as the proxy statement with respect to the meeting of the stockholders of the Company in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use all reasonable efforts, and the Company will cooperate with Parent, to have the Form S-4 declared effective by the SEC as promptly as practicable. Parent shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Parent agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of the mailing thereof and at the time of the meeting of stockholders of the Company, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Parent in reliance upon and in conformity with written information concerning the Company furnished to Parent by the Company specifically for use in the Proxy Statement/Prospectus or the Form S-4. The Company agrees that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of the Company, or, in the case of information provided by the Company for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by Parent or the Company without the approval of the other party. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the transactions contemplated by this Agreement for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

     7.8. Listing Application. Parent shall promptly prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock (and associated Rights) issuable in connection with the transactions contemplated by this Agreement, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock (and associated Rights), subject to official notice of issuance.

     7.9. Agreements by Affiliated Stockholders of the Company. At least 30 days prior to the Closing Date, the Company shall deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act ("Rule 145"). The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver or cause to be delivered to Parent, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit A. Parent shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such Affiliate Letters.

     7.10. Further Action. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

     7.11. Expenses. Whether or not the Merger is consummated, except as provided in Section 9.5(b), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     7.12.  Indemnification and Insurance.

          (a) Parent shall cause the Surviving Corporation to keep in effect provisions in its Certificate of Incorporation and By-laws providing for exculpation of director and officer liability and indemnification of the indemnified parties under the Company's Restated Certificate of Incorporation and By-laws (the "Indemnified Parties") to the fullest extent permitted under the DGCL, which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

          (b) The provisions of this Section shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

          (c) For a period of three years after the Effective Time, Parent shall cause to be maintained officers' and directors' liability insurance covering the parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to such parties than such existing insurance; provided, however, that Parent shall not be required, in order to maintain or procure such coverage, to pay premiums in excess of $250,000 in the aggregate over such three year period (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an amount in excess of the Cap, Parent shall only be required to obtain such coverage for such three-year period as can be obtained by paying aggregate premiums equal to the Cap.

     7.13.  Certain Benefits.

          (a) From and after the Effective Time, subject to applicable law, Parent and its Subsidiaries will honor in accordance with their terms, all Company Benefit Plans; provided, however, that nothing herein shall preclude any change effected on a prospective basis in any Company Benefit Plan.

          (b) The Surviving Corporation shall employ at the Effective Time all employees of the Company and its Subsidiaries who are employed on the Closing Date on terms consistent with the Company's current employment practices and at comparable levels of compensation and positions. Subject to the obligations of the Surviving Corporation under the employment agreements and amendments to employment agreements described in Section 8.3(d), such employment shall be at will and Parent and the Surviving Corporation shall be under no obligation to continue to employ any individuals.

     7.14. Reorganization. From and after the date hereof and until the Effective Time, neither Parent nor the Company nor any of their respective subsidiaries or other affiliates shall knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or enter into any contract, agreement, commitment or arrangement with respect to the foregoing. Following the Effective Time, Parent shall use its best efforts to conduct its business in a manner that would not jeopardize the characterization of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

     7.15. Purchase of Company Common Stock. The Company acknowledges and agrees that, subject to Section 7.14, nothing in this Agreement shall restrict Parent or Merger Sub from acquiring shares of Company Common Stock in open market or private transactions between the date of this Agreement and the Closing Date.

     7.16. Headquarters of the Surviving Corporation; Operations. Parent intends that, following the Effective Time, the headquarters of the Surviving Corporation will be located in Houston, Texas. In addition, Parent intends that, following the Effective Time, the gas marketing operations of Parent and its Subsidiaries, on the one hand, and the Company and its Subsidiaries, on the other hand, will be operated as a single business unit.

     7.17. Merger of Subsidiaries of the Company. Prior to the Effective Time, the Company will take all necessary action to cause Eastex Gas Storage and Exchange, Inc. to be merged with

Eastex Hydrocarbons, Inc. in a manner which will not result in the incurrence of any liability, cost or expense by Parent, the Company or any of their respective Subsidiaries (other than expenses of preparation and filing of the merger documents relating to such merger and legal expenses of preparation of any documents evidencing third-party consents required to effect such merger).

                                   ARTICLE 8

8.   Conditions.

     8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement.

          (c) This Agreement and the Merger shall have been approved by the stockholders of the Company in accordance with the DGCL and the Company's Restated Certificate of Incorporation and By-laws.

          (d) The Form S-4 shall have become effective and no stop order with respect thereto shall be in effect.

          (e) Each of the Parent and the Company shall have received the opinion of Fried, Frank, Harris, Shriver & Jacobson, special counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of
     Section 368(a) of the Code, and that the Company and Parent will each be a party to that reorganization within the meaning of Section 368(b) of the Code; except that the delivery of such opinion shall not be a condition to the Company's obligation to effect the Merger if at the Closing Date the Company shall not have fulfilled any of the conditions set forth in Section 8.3(c) or 8.3(f).

     8.2. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the condition that Parent shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the date when made and (unless made as of a specified date) as of the Closing Date, and the Company shall have received a certificate of the President or a Vice President of Parent, dated the Closing Date, certifying to such effect.

     8.3. Conditions to Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The Company shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects as of the date when made and (unless made as of a specified date) as of the Closing Date, and Parent shall have received a certificate of the Company, dated the Closing Date, certifying to such effect.

          (b) All necessary governmental and third party consents required in connection with the transactions contemplated by this Agreement shall have been obtained and there shall be no action, suit or proceeding pending or threatened against the Company, Parent or any of their Subsidiaries which would or would reasonably be expected to prevent or delay the transactions contemplated by this Agreement or result in material damages in connection herewith or therewith.

          (c) Parent shall have received from each Affiliate of the Company an Affiliate Letter in the form attached hereto as Exhibit A.

          (d) The employment agreements and the amendments to employment agreements listed in Exhibit B hereto shall have been executed and delivered by the employee specified in each such amendment, shall be in full force and effect, and shall constitute valid and binding obligations of each such employee.

          (e) Working capital of the Company and its Subsidiaries as of the close of business on the business day preceding the Closing Date shall be at least $12,000,000 computed on a consolidated basis in accordance with generally accepted accounting principles applied on a consistent basis; provided however that any obligations of or payments by the Company pursuant to Section 4.1 (e) of this Agreement shall not be treated as a reduction of working capital for the purpose of this Section 8.3(e).

          (f) Parent shall have received from an officer of the Company an Officer's Certificate containing standard representations on which Fried, Frank, Harris, Shriver & Jacobson will rely in rendering its tax opinion.

                                   ARTICLE 9

9.   Termination.

     9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual consent of Parent and the Company.

     9.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if (a) the Merger shall not have been consummated by December 31, 1995, or (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all efforts required by this Agreement to remove such injunction, order or decree.

     9.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company, if there has been a breach by Parent or Merger Sub of any representation or warranty contained in this Agreement which would cause Parent or Merger Sub to fail to satisfy any condition to Closing and such condition shall not have been waived by the Company.

     9.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent, if there has been a breach by the Company of any representation or warranty contained in this Agreement which would cause the Company to fail to satisfy any condition to Closing and such condition shall not have been waived by Parent.

     9.5. Effect of Termination and Abandonment.

          (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and Sections 7.11, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8,
     10.9, 10.10 and 10.11 and the Confidentiality Agreement referred to in
     Section 10.4. Moreover, in the event of termination of this Agreement, nothing herein shall prejudice the ability of the non-breaching to seek damages from any other party for any breach of this Agreement, including without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

          (b) In the event of a termination of this Agreement for any reason other than a material breach by Parent or Merger Sub and (i) the Board of Directors of the Company shall have withdrawn its recommendation of (or encouraged stockholders not to approve) the Merger or shall have recommended (or encouraged stockholders to support) any Acquisition Proposal, or shall have resolved to do any of the foregoing (and such withdrawal, recommendation or encouragement is not the result of a material breach by Parent or Merger Sub of any representation, warranty or obligation under this Agreement), (ii) prior to such termination, the Company shall have received any Acquisition Proposal which the Board of Directors has determined is more favorable to the Company's stockholders than the transactions contemplated by this Agreement, or (iii)(A) at any time prior to the termination of this Agreement either (I) the stockholders of the Company shall have failed to approve this Agreement at the stockholders meeting provided for in Section

     7.3 or (II) any person (other than Parent or any of its Subsidiaries) shall have publicly announced any Acquisition Proposal and (B), at any time on or prior to one year after the date of this Agreement, any person (other than Parent or any of its Subsidiaries) shall either (I) become the beneficial owner of 40% or more of the outstanding shares of Company Common Stock or
     (II) consummate an Acquisition Proposal, then the Company shall promptly, but in no event later than two business days after the first of such events to occur, (x) pay Parent the sum of $1,000,000 in cash and (y) reimburse Parent for all documented out of pocket costs and expenses (including, without limitation, all documented legal, investment banking, printing and related fees and expenses) incurred by Parent or Merger Sub or on their behalf in connection with this Agreement or the transactions contemplated hereby, up to a maximum of $750,000.

     9.6. Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of the party granting such extension or waiver.

                                   ARTICLE 10

10.  General Provisions.

     10.1. Survival of Representations and Warranties. Unless this Agreement is terminated pursuant to Article 9, the representations and warranties and covenants made in this Agreement shall terminate at the Closing, except that any covenant herein which by its terms contemplates performance after the Closing Date shall survive the Closing Date for the period contemplated thereby.

     10.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:


If to the Company:                        If to Parent or Merger Sub:
Eastex Energy Inc.                        El Paso Natural Gas Company
1000 Louisiana                            One Paul Kayser Center
Suite 1100                                100 North Stanton Street
Houston, Texas  77002                     El Paso, Texas  79901
Attention: Robert G. Phillips,            Attention: H. Brent Austin
           Chairman of the Board and                 Executive Vice President
           Chief Executive Officer                   and Chief Financial Officer
Facsimile:  (713) 650-1107                Facsimile:  (915) 541-5008

           With a copy to:                With a copy to:
           Dallas Parker, Esq.            Gary P. Cooperstein, Esq.
           Brown, Parker & Leahy, L.L.P.  Fried, Frank, Harris,
           3600 Citicorp Center           Shriver & Jacobson
           1200 Smith Street              One New York Plaza
           Houston, TX  77002             New York, NY  10004
           Facsimile:  (713) 654-1871     Facsimile:  (212) 747-1526

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     10.3. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Parent may assign this Agreement to any of its Subsidiaries whether or not such Subsidiaries exist at the date hereof; provided, further, that no such assignment shall relieve Parent of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.12, which are expressly intended to be enforceable by the beneficiaries thereof, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     10.4. Entire Agreement. This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement dated April 10, 1995 between the Company and Parent constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

     10.5. Amendment. This Agreement may be amended by the parties hereto by an instrument in writing signed by or on behalf of each of the parties hereto.

     10.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws.

     10.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies of this Agreement, each of which may be signed by less than all of the parties hereto, but together all such copies are signed by all of the parties hereto.

     10.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     10.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

     10.10. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     10.11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     10.12. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled at law or in equity.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf as of the day and year first written above.

                              EL PASO NATURAL GAS COMPANY



                              By:     /s/ WILLIAM A. WISE
                                      -----------------------------------
                              Name:   William A. Wise
                                      -----------------------------------
                              Title:  Chairman of the Board, President
                                      -----------------------------------
                                      and Chief Executive Officer
                                      -----------------------------------

                              EL PASO ACQUISITION COMPANY



                              By:     /s/ H. BRENT AUSTIN
                                      -----------------------------------
                              Name:   H. Brent Austin
                                      -----------------------------------
                              Title:  Vice President
                                      -----------------------------------



                              EASTEX ENERGY INC.


                              By:     /s/ ROBERT G. PHILLIPS
                                      -----------------------------------
                              Name:   Robert G. Phillips
                                      -----------------------------------
                              Title:  Chief Executive Officer
                                      -----------------------------------